CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2018, relating to the financial statements and financial highlights of CrossingBridge Funds comprising CrossingBridge Low Duration High Yield Fund and CrossingBridge Long/Short Credit Fund, each a series of Trust for Professional Managers, for the period ended September 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
January 25, 2019